EXHIBIT 99.1
[Encore Wire Corporation Logo Omitted]

Encore Wire Corporation	PRESS RELEASE		July 22, 2009
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release
ENCORE WIRE REPORTS SECOND QUARTER RESULTS
MCKINNEY, TX — Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the second quarter and six months ended June 30, 2009.
Net sales for the second quarter ended June 30, 2009 were $159.4 million compared to $322.8 million during the second quarter of 2008. Lower prices for building wire sold in the quarter ended June 30, 2009 accounted for most of the decrease in net sales dollars, declining 38.1% per copper pound sold versus the same period in 2008. Unit sales in the second quarter of 2009 decreased 20.2% versus the second quarter of 2008. Sales prices fell primarily due to lower copper prices and building wire industry competition. Net income for the second quarter of 2009 was $0.6 million versus $1.3 million in the second quarter of 2008. Fully diluted net earnings per common share were $0.03 in the second quarter of 2009 versus $0.06 in the second quarter of 2008.
Net sales for the six months ended June 30, 2009 were $303.8 million compared to $604.6 million during the same period in 2008. Lower prices for building wire sold in the six months ended June 30, 2009 accounted for most of the decrease in net sales dollars, declining 42.6% versus the same period in 2008. Unit volume in the six months ended June 30, 2009 decreased 12.4% versus the same period in 2008. Net income for the six months ended June 30, 2009 was $5.2 million versus $15.0 million in the same period in 2008. Fully diluted net earnings per common share were $0.22 for the six months ended June 30, 2009 versus $0.64 in the same period in 2008.
On a sequential quarter comparison, net sales for the second quarter of 2009 were $159.4 million versus $144.5 million during the first quarter of 2009. Unit volume decreased 9.0% on a sequential quarter comparison. Net income for the second quarter of 2009 was $0.6 million versus $4.6 million in the first quarter of 2009. Fully diluted net income per common share was $0.03 in the second quarter of 2009 versus $0.20 in the first quarter of 2009.
Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “The slowdown in construction activity in the United States continues to impact our industry adversely as it has over the last three years. Our unit volume shipped in the second quarter of 2009 decreased 9% versus the first quarter of 2009. It should be noted that this 9% sequential unit decline compares to the first quarter of 2009, during which we had a 9% sequential increase in units versus the fourth quarter of 2008. The current financial crisis has raised uncertainty amongst builders and buyers of buildings across America. This uncertainty has also affected our competitors and created a volatile pricing environment in our industry that compressed the spread between what we paid for a pound of copper versus what we were able to charge for wire that contained a pound of copper. In the second quarter of 2009, this spread fell by 9.4% versus the second quarter of 2008 and it fell by 5.1% versus the first quarter of 2009. We attempted to lead the industry with several price increases during the quarter, but met limited success, as the average price of wire sold increased only 21% while copper costs increased 34% on a sequential quarter basis. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast.
Our balance sheet is very strong. The only long-term debt we have as of June 30, 2009, is $100 million in long-term notes due in 2011, with our revolving line of credit paid down to zero. In addition, we have $232.3 million in cash as of June 30, 2009, greatly exceeding our long-term debt. We also declared our eleventh consecutive quarterly cash dividend during the second quarter of 2009.
We understand that this is a cyclical industry and therefore we designed and manage our cost structure and balance sheet accordingly. Our low cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe we will emerge stronger than most when market conditions improve. We thank our employees and associates for their tremendous efforts and our shareholders for their continued support during these challenging times.”
Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.
The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. Financial analysts frequently ask for EBITDA when it has not been presented. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. The Company has reconciled EBITDA with net income for fiscal years 1996 to 2008 on previous Form 8-K filings with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	3 Months Ended June 30,		6 Months Ended June 30,
$’s in 000’s	2009	2008	2009	2008

Net Income	$600	$1,331	$5,216	$14,950
Income Tax Expense	54	682	2,377	7,334
Interest Expense	826	1,055	1,696	2,422
Depreciation and Amortization	3,514	3,496	6,984	6,978

EBITDA	$4,994	$6,564	$16,273	$31,684

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30,	December 31,
	2009	2008
ASSETS

Current Assets
Cash	$232,307	$217,666
Receivables, net	111,636	126,184
Inventories	61,045	65,533
Prepaid Expenses and Other	7,201	2,375

Total Current Assets	412,189	411,758

Property, Plant and Equipment, net	126,670	121,442

Other Assets	142	139

Total Assets	$539,001	$533,339

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$10,691	$4,639
Accrued Liabilities and Other	23,047	29,086

Total Current Liabilities	33,738	33,725

Long Term Liabilities
Note Payable	100,554	100,675
Other Long Term Liabilities	—	—
Non-Current Deferred Income Taxes	10,451	9,320

Total Long Term Liabilities	111,005	109,995

Total Liabilities	144,743	143,720

Stockholders’ Equity
Common Stock	262	262
Additional Paid in Capital	42,830	42,486
Treasury Stock	(21,269)	(21,269)
Retained Earnings	372,435	368,140

Total Stockholders’ Equity	394,258	389,619

Total Liabilities and Stockholders’ Equity	$539,001	$533,339

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Data)
(Unaudited)

	Quarter Ended June 30,				Six Months Ended June 30,
	2009		2008		2009		2008

Net Sales	$159,351	100.0%	$322,845	100.0%	$303,836	100.0%	$604,604	100.0%
Cost of Sales	147,491	92.6%	303,322	94.0%	274,141	90.2%	549,610	90.9%

Gross Profit	11,860	7.4%	19,523	6.0%	29,695	9.8%	54,994	9.1%

Selling, General and Administrative Expenses	10,730	6.7%	16,923	5.2%	21,338	7.0%	31,390	5.2%

Operating Income	1,130	0.7%	2,600	0.8%	8,357	2.8%	23,604	3.9%

Net Interest & Other Expense	476	0.3%	587	0.2%	764	0.3%	1,320	0.2%

Income before Income Taxes	654	0.4%	2,013	0.6%	7,593	2.5%	22,284	3.7%

Income Taxes	54	0.0%	682	0.2%	2,377	0.8%	7,334	1.2%

Net Income	$600	0.4%	$1,331	0.4%	$5,216	1.7%	$14,950	2.5%

Basic Earnings Per Share	$0.03		$0.06		$0.23		$0.65

Diluted Earnings Per Share	$0.03		$0.06		$0.22		$0.64

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	22,999		23,120		22,998		23,138

-Diluted	23,299		23,426		23,288		23,427

Dividend Declared per Share	$0.02		$0.02		$0.04		$0.04